Exhibit 99.1

NEWS RELEASE

CONTACTS:	Peter Donato, Chief Financial Officer
818-709-1244 x 7271
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS REPORTS RECORD SECOND QUARTER REVENUES, PROFIT AND EPS,

AND STRONGEST FIRST HALF IN ITS HISTORY

Record Consumables and Service Revenue Increased 22% in Q2

CHATSWORTH, Calif., July 28, 2008 – IRIS INTERNATIONAL, INC. (NASDAQ: IRIS), achieved the best first half in its history, and new records for revenues, profits and earnings per share for the second quarter, it was announced today by César García, IRIS’ Chairman, President and Chief Executive Officer.

For the second quarter ended June 30, 2008, IRIS had record revenues of $23.8 million, up 11% from the $21.3 million reported in the second quarter of 2007. The increase in net income of 23% to $2.2 million, or $0.12 per diluted share, represented the strongest second quarter in IRIS’ history compared to net income of $1.8 million, or $0.10 per diluted share, in the second quarter of 2007.

Strong revenue growth in the second quarter was driven by the sale of 125 iQ®200 urine microscopy analyzers, with 50 domestic units sold in the second quarter, one of the highest quarterly number of domestic units sold, as well as by record high margins in consumables and service revenue. IRIS now has sold more than 1,900 iQ®200 analyzers generating strong recurring revenue. IVD consumables and service revenue rose 22% in the second quarter to set a new record at $11.9 million. The Sample Processing Division achieved record second quarter revenue of $3.5 million, a 14% increase over the second quarter of 2007, reflecting continued demand for the new StatSpin® Express 4 Centrifuge and solid performance in its established product lines.

“We exceeded last year’s second quarter and first half, even though the year-ago comparable periods benefited from multi-unit orders from LabCorp and a large hospital chain of 10 complete iQ®200 Elite Systems, part of the largest multi-unit order in our history. In addition, our current second quarter revenue excluded approximately $1.2 million of our new iChem®VELOCITY™ and iRICELL™ backlog which were to be shipped in the period but were delayed due to product improvements and design corrections identified during beta-site testing in Europe. Most of the design changes needed have been implemented and we expect to initiate full scale shipments in the third quarter, as soon as all changes are validated against our high quality standards,” Mr. Garcia said. “The market reception has been very favorable so far and the interest for the iChem®VELOCITY™ and our new iRICELL workstation is very high. We expect no material impact in planned international shipments of these products with anticipated strong order flow for the remainder of 2008, and we remain on target with the US Food and Drug Administration (FDA) 510(k) review and our planned U.S. launch of the iChem®VELOCITY™ and iRICELL™ system in January of 2009,” he added.

“The iChem®VELOCITY™ automated chemistry analyzer, when combined with the iQ®200 microscopy analyzer, forms the new iRICELL™ complete urinalysis workstation. Previously, IRIS was unable to offer an automated chemistry solution to the international marketplace and now with the iChemVELOCITY™ our international distributors are able to better compete in tenders, increase after market revenue from urine chemistry test strips used throughout the hospital, and improve economies of scale in service and support,” Mr. García said.

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2008 Second Quarter Highlights:

•	Record revenue of $23.8 million, an increase of 11% over Q2 2007; record EPS of $0.12.

•	Record IVD consumables and service revenues increased 22% over Q2 2007.

•	125 total iQ®200 analyzers sold in Q2, with 50 sold domestically, and more than 1,900 sold to date; year- ago Q2 instrument sales of 128 analyzers.

•	Consolidated gross margins of 52% in Q2-08, compared with 50% in Q2-07.

•	Operating income increased 35% to $2.9 million in Q2-08, compared with $2.2 million in Q2-07.

•	NADiA™PSA FDA review to proceed under new 510(k) submission with broader prognostic claim and anticipated higher reimbursement; product introduction targeted for first half of 2009.

•

iChem®VELOCITY™ and iRICELL™ international launch proceeding with $1.2 million in orders expected to be shipped in Q3; strong order backlog building for remainder of 2008; pending FDA 510(k) clearance with January 2009 U.S. launch planned.

•	Strong debt-free balance sheet with cash and investments of $26 million at June 30.

Total IVD revenue was $20.3 million in the second quarter of 2008, compared with $18.3 million in second quarter of 2007, an 11% increase. IVD instrument revenue was $8.4 million in the second quarter of 2008, compared with $8.6 million in the second quarter of 2007. There were 125 iQ®200 analyzer units shipped during the second quarter of 2008, bringing the total number of iQ®200 units sold to more than 1,900 worldwide through June 30, since being launched in August 2003.

IVD consumables and service revenue was a record $11.9 million for the second quarter of 2008, an increase of 22%, compared with IVD consumables and service revenue of $9.8 million in the second quarter of 2007.

Consolidated gross profit margin was 52% in the second quarter of 2008 versus 50% in the second quarter of 2007. Instrument revenue represented 35% of consolidated revenue in the 2008 second quarter, compared with 40% in the second quarter of 2007. Instruments’ gross profit margins were 44% in the second quarter of 2008, compared with 49% in second quarter of 2007. Second quarter 2008 gross margins were impacted by approximately $500,000 in foreign currency effect related to purchased instruments denominated in Yen and operating costs associated with the Iris Marburg, Germany facility denominated in Euro. The consumables and service gross profit margins improved to 58% for the second quarter of 2008, compared with 51% for the second quarter of 2007, due to increased consumable volumes and improved profitability in the service area. To date, consumables and service profitability has been improving in 2008 and we believe it will continue to benefit from the release of the iChem®VELOCITY™, which we believe should significantly increase the utilization of the Marburg, Germany strip manufacturing facility.

Operating expenses increased to $9.4 million, or 40% of sales, in the second quarter of 2008 compared with $8.6 million, or 40% of sales, in the second quarter of 2007. Marketing and selling expenses increased to $3.9 million in the second quarter of 2008, compared with $3.3 million in the second quarter of 2007. The increase in marketing and selling expense is attributable to an increase in sales and marketing personnel, new product introduction expenses and higher GPO fees during 2008. General and administrative expenses in the second quarter of 2008 were $2.9 million compared with $2.3 million in the prior year quarter primarily due to an increase in personnel and related expenses. Research and development expense for the second quarter of 2008 was $2.6 million, or 11% of revenues, compared with $3.0 million in the second quarter of 2007. This decrease in R&D expense does not reflect a slow-down in major R&D initiatives. The $400,000 decrease in R&D spending is attributable to $210,000 savings relating to the closing of the ADIR imaging research subsidiary, and a reduction of $485,000 in prototype and research materials, the majority of which is related to the IRIS iChem®VELOCITY™ automated chemistry analyzer in the second quarter of 2007. These savings were partially offset by an increase of $290,000 in salaries, consulting and clinical development related expenses to support new product initiatives. IRIS is on target with the development of its other new product initiatives including, NADiA™ PSA, NADiA™ HIV and 3GEMS™, among others.

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“After extensive consultation with the FDA, IRIS intends to resubmit its 510(k) for its NADiA™ PSA (Prostate Specific Antigen) ultra-sensitive diagnostic test with a prognostic claim. Following FDA advice, IRIS has already submitted a request for a Pre-Investigational Device Exemption meeting (Pre-IDE Meeting), an optional process through which the applicant consults with the FDA for the purpose of improving the quality of submissions and to shorten review times. IRIS will submit a new 510(k) seeking clearance of a prognostic claim for identifying post-prostatectomy patients with low-risk of prostate cancer recurrence, with an estimated timeline for anticipated market introduction in the first half of 2009, “ Mr. Garcia said.

Operating income in the second quarter of 2008 increased to $2.9 million, compared with $2.2 million in the second quarter of 2007, a 35% improvement, driven primarily by increased sales and margins on consumables. Net income increased 23% in the second quarter of 2008 to $2.2 million, or $0.12 per diluted share, compared with net income of $1.8 million, or $0.10 per diluted share, in the second quarter of 2007. Diluted weighted average shares outstanding for the three months ended June 30, 2008 and 2007, were 18.7 million and 18.8 million, respectively. The effective tax rate for the second quarter of 2008 is 31% compared with an effective tax rate of 29% in the second quarter of 2007, and 27% for the fiscal year ended 2007. Taxes are accrued for and reflected in the net income calculations.

For the six months ended June 30, 2008, IRIS had record revenue of $45.4 million, an 8% increase over revenue of $41.9 million for the first six months of 2007. Year-to-date consolidated gross profit margin was 53% versus 50% in the first six months of 2007. Operating income for the first six months of 2008 increased 23% to $5.3 million versus $4.3 million in the year-ago first half. Net income for the six months ended June 30, 2008, increased 24% to $4.0 million, or $0.21 per diluted share, compared with $3.3 million, or $0.17 per diluted share in the year-ago six month period. Diluted average shares outstanding for the 2008 and 2007 six-month periods were 18.9 million and 18.6 million, respectively. Since IRIS announced its share buyback program in March 2008, 490,000 shares have been repurchased at an approximate cost of $5.7 million, of which approximately 60,000 shares costing $740,000 were repurchased in the second quarter.

Company Outlook

IRIS is reaffirming guidance for 2008, anticipating revenue growth to at least $98 million and continued growth in earnings to $0.48 per fully diluted share, or better, not including the effect of the stock re-purchase program. Our guidance does not include any revenue relating to NADiA PSA, as we have not yet secured regulatory clearance. However, it does include approximately $1.7 million in new product introduction and startup expenses relating to iChem VELOCITY, NADiA PSA, Express 4 Centrifuge and market research for new products in development. Research and Development expense is expected to be approximately 12% of revenues.

Conference Call

We will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-888-631-3389 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 913-312-1235. The conference call may also be accessed by means of a live audio Web cast on our Website at www.proiris.com, or at, http://www.vcall.com/IC/CEPage.asp?ID=126215, the Web cast service provider. The conference audio cast will also be available for replay on both Websites for 30 days from the date of the broadcast.

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About IRIS International

IRIS International is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of urine microscopy systems, with an installed based of more than 1,900 systems in over 50 countries.

SAFE HARBOR PROVISION

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” ,”plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited – in thousands, except for per share data)

	For the three months ended June 30,
	2008	2007
Sales of IVD instruments	$8,421	$8,574
Sales of IVD consumables and service	11,907	9,755
Sales of sample processing instruments and supplies	3,455	3,020

Total revenues (1)	23,783	21,349

Cost of goods - IVD instruments	4,703	4,380
Cost of goods - IVD consumable and supplies	5,045	4,754
Cost of goods - sample processing instruments and supplies	1,696	1,449

Total cost of goods sold	11,444	10,583

Gross profit	12,339	10,766

Marketing and selling	3,896	3,286
General and administrative	2,870	2,293
Research and development, net	2,636	3,009

Total operating expenses	9,402	8,588

Operating income	2,937	2,178
Other income (expense):
Interest income	254	384
Interest expense	(2)	(2)
Other income (expense)	25	(24)

Income before provision for income taxes	3,214	2,536
Provision for income taxes	1,009	746

Net income	$2,205	$1,790

Basic net income per share	$0.12	$0.10

Diluted net income per share	$0.12	$0.10

Weighted average number of common shares outstanding – basic	18,141	18,127

Weighted average number of common shares outstanding – diluted	18,685	18,818

(1)	The consolidated revenues include reclassification of freight revenue from cost of goods and marketing and selling expenses in accordance with EITF 00-10. The reclassification in consolidated revenues amounted to $372,000 for the three months ended June 30, 2007. For the three months ended June 30, 2008, the freight revenue amounted to $252,000.

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IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited – in thousands, except for per share data)

	For the six months ended June 30,
	2008	2007
Sales of IVD instruments	$15,757	$17,144
Sales of IVD consumables and service	22,781	18,960
Sales of sample processing instruments and supplies	6,852	5,756

Total revenues (1)	45,390	41,860

Cost of goods - IVD instruments	8,257	9,018
Cost of goods - IVD consumable and supplies	9,832	9,212
Cost of goods - sample processing instruments and supplies	3,357	2,856

Total cost of goods sold	21,446	21,086

Gross profit	23,944	20,774

Marketing and selling	7,746	6,361
General and administrative	5,642	4,678
Research and development, net	5,256	5,437

Total operating expenses	18,644	16,476

Operating income	5,300	4,298
Other income (expense):
Interest income	595	723
Interest expense	(4)	(3)
Other income (expense)	35	(25)

Income before provision for income taxes	5,926	4,995
Provision for income taxes	1,899	1,744

Net income	$4,027	$3,251

Basic net income per share	$0.22	$0.18

Diluted net income per share	$0.21	$0.17

Basic – average shares outstanding	18,285	17,963

Diluted – average shares outstanding	18,867	18,600

(1)	The consolidated revenues include reclassification of freight revenue from cost of goods and marketing and selling expenses in accordance with EITF 00-10. The reclassification in consolidated revenues amounted to $761,000 for the six months ended June 30, 2007. For the six months ended June 30, 2008, the freight revenue amounted to $489,000.

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